Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121546

                           PROSPECTUS SUPPLEMENT NO. 4

                             E.DIGITAL CORPORATION,
                             a Delaware corporation

                          Common Stock, $.001 par value

      This Prospectus Supplement relates to the resale by the holders of Common Stock.

      The Prospectus dated February 25, 2005 (the "Prospectus"), as supplemented by prospectus supplement no. 1 dated February 28, 2005, prospectus supplement no. 2 dated April 13, 2005 and prospectus no. 3 dated April 13, 2005, is hereby further amended by the information contained in the attached Current Report on Form 8-K filed on May 3, 2005. If the information in the attached report is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement. In all other ways, the Prospectus shall remain unchanged.

      This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

      This Prospectus Supplement is dated May 3, 2005.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                          April 27, 2005 (May 3, 2005)
                Date of Report (Date of earliest event reported)


                              E.DIGITAL CORPORATION
               (Exact name of registrant as specified in charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                                     0-20734
                            (Commission File Number)


                                   33-0591385
                        (IRS Employer Identification No.)


                         13114 Evening Creek Drive South
                           San Diego, California 92128
                    (Address of principal executive offices)


                                 (858) 679-1504
              (Registrant's telephone number, including area code)

================================================================================

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors;
           Appointment of Principal Officers.

      Effective April 27, 2005, Victor Ramsuaer resigned from the Board of Directors due to increased family and work commitments. There were no disagreements between Mr. Ramsuaer and the Company on any matter relating to the Company's operations, policies or practices. Separately, effective April 29, 2005, Renee Warden resigned her position as chief accounting officer and corporate secretary to accept a financial position with another company. There were no disagreements between Ms. Warden and the Company on any matter relating to the Company's operations, policies or practices.

      Effective, April 29, 2005, the Company announced that its Senior Vice President, Robert Putnam, would act as the interim chief accounting officer of the Company until a successor to Ms. Warden can be appointed.

Mr. Putnam ahs been an officer of the Company since April 1993 (appointed Vice President) and a Director of the Company since 1995. Mr. Putnam also served as Secretary of the Company from March 1998 until December 2001. He also served as a Director of American Technology Corporation ("ATC") from 1984 to September 1997 and served as Secretary/Treasurer until February 1994, President and Chief Executive Officer from February 1994 to September 1997 and currently serves as Vice President, Investor Relations of ATC. He has also served, as Secretary/Treasurer of Patriot Scientific ("Patriot") since 1989 and from 1989 to March 1998 was a Director of Patriot. Mr. Putnam obtained a B.A. degree in mass communications/advertising from Brigham Young University in 1983. Mr. Putnam is 46 years of age.

ITEM 7.01. Regulation FD Disclosure.

  The exhibit attached to this Form 8-K is hereby furnished pursuant to Item 7.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           e.DIGITAL CORPORATION


Date: May 3, 2005                          By: /s/ Atul Anandpura
                                               ---------------------------------
                                               Atul Anandpura,
                                               Chief Executive Officer
                                               (Principal Executive Officer and
                                               duly authorized to sign on behalf
                                               of the Registrant)

                                  EXHIBIT INDEX

Exhibit No.     Description

99.1 Press Release dated May 3, 2005 relating to changes to Board and Management

                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                          E.DIGITAL CORPORATION REPORTS
                      PRELIMINARY FISCAL YEAR 2005 REVENUE

                Company Announces Changes to Board and Management

(SAN DIEGO, CA, May 3, 2005) - e.Digital Corporation (OTC: EDIG), a leading innovator and provider of proprietary digital technology platforms, today reported preliminary revenue for its fiscal year 2005, ended March 31, 2005. Subject to the finalization of the audited financial statements and the approval of its auditors, the company expects to report approximately $4.2 million in revenue for fiscal year 2005. The company reported $3.4 million in revenue for fiscal year 2004. The company expects to file its audited financial statements with the Securities and Exchange Commission on Form 10-K before June 30, 2005.

The company also reported it has more than $1.2 million in a combination of orders and advance payments (customer deposits) to date in fiscal 2006.

The company also announced the resignation of Victor Ramsauer from the board of directors, and Renee Warden from her position as chief accounting officer and corporate secretary. Mr. Ramsauer is resigning due to increased family and work commitments. Ms. Warden is resigning to take a financial position with a larger company.

The company is pleased to announce that, one day after the filing of its Form 10-K for the period ended March 31, 2005, Ms. Warden will join e.Digital's board of directors and take Mr. Ramsauer's place as the head of the company's audit committee. This is expected to take place in late June 2005. Robert Putnam, the company's senior vice president, will act as the interim chief accounting officer until a successor to Ms. Warden can be appointed.

"We appreciate the service of Mr. Ramsauer and Ms. Warden to e.Digital," said Atul Anandpura, president and chief executive officer of e.Digital Corporation. "We look forward to continuing our association with Ms. Warden as a member of the Board. We believe she will be very effective in her new board position due to her experience and knowledge of our company, auditors and accounting systems."

"We continue to work with APS/Wencor on sales and support of their growing list of digEplayer(TM) customers. While JetsGo returned the majority of their units because of their financial problems, and Ryanair's test was not successful due mainly to the short durations of the majority of their flights, the MicroOS(TM)-powered digEplayer is on board, or soon to be on board, thirteen airlines," remarked Anandpura. "We are also working with APS/Wencor on future business opportunities."

Anandpura continued, "Progress has been made on the Kino(TM) version of our video/audio technology platform, as well as on developing business opportunities for devices incorporating this proprietary platform for high-speed video download kiosk-centered businesses. We are also advancing new products and business opportunities in areas beyond our video/audio technology platform. In connection with new and on-going areas of business, we are making changes to augment our sales and marketing efforts."

Concluded Anandpura, "We expect to release the date and location of our next annual meeting of shareholders this month as well as issue more information on business and technology developments this quarter."

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company's proprietary MicroOS(TM)-enabled technology platforms. e.Digital specializes in the delivery and management of open and secure digital content through it's Personal Video, Personal Audio, Automotive, and Wireless technology platforms. e.Digital's services include the licensing of the Company's MicroOS(TM), custom software and hardware development, industrial design, and manufacturing services through the Company's manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995:
All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission ("SEC"). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS and Kino are trademarks of e.Digital Corporation. digEplayer is a trademark of APS/Wencor. All other company, product, and service names are the property of their respective owners.

CONTACT:
e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com